Exhibit 10.01

March 20, 2007

Gary R. Johnson

Vice President and General Counsel

Xcel Energy Inc.

414 Nicollet Mall, G.O. 5

Minneapolis, MN  55401

Re:          Retirement from Xcel Energy Inc.

Dear Mr. Johnson:

You have indicated your desire to voluntarily take early retirement effective March 31, 2007.  Accordingly, it is hereby mutually agreed that effective March 31, 2007, you will voluntarily retire from Xcel Energy Inc. (the “Company”) and its subsidiaries and affiliates.  Termination of your employment from Xcel Energy Inc. by reason of your retirement will be according to the terms and conditions stated below:

1.             Retirement Benefits:

You are eligible to receive retirement benefits under the Xcel Energy Inc. Pension Plan, Xcel Energy Inc. Non-Qualified Pension Plan and Xcel Energy Inc. Supplemental Executive Retirement Plan (“SERP”), which benefits will be paid in accordance with their terms.  A summary of your estimated retirement benefits has been provided to you but will be finalized as soon as practicable consistent with the provisions of this Letter Agreement.  In addition, you will receive (i) all benefits for which you are eligible on your retirement under the Xcel Energy, Inc. 401(k) Plan and the Deferred Compensation Plan (including the Wealth-Op Program), (ii) all post-employment/retirement coverage for which you are eligible and elect under the Company’s group health and life plans, (iii) all accrued vacation/paid time off to which you are entitled under Company policy ($34,298.08 as of March 16, 2007, subject to adjustment through March 31, 2007) which will be paid to you as part of your last regular payroll, and (iv) one-fourth ($56,375) of your annual incentive target award for 2007 ($225,500) under the Company’s Executive Annual Incentive Award Plan, with such payment to be made at the time 2007 annual incentive awards are paid to other plan participants in February 2008.  With respect to your retirement benefits under the Xcel Energy Inc. Pension Plan, Xcel Energy Inc. Non-Qualified Pension Plan and SERP, the actuarial assumptions used for the purposes of determining those amounts shall be no less favorable to you than the most favorable of those assumptions in effect on the date hereof.  With respect to your post-employment/retirement coverage under the Company’s medical plans referred to in clause (ii), the Company confirms that you have hereby elected and will have the same coverage under the Company’s medical, dental and vision benefit plans as the options you currently have so that you will continue your current medical coverages during retirement with no interruption in coverage and no new qualifications, limitations or waiting periods, except that you will be responsible to pay the retiree’s rates for such coverages and further provided that you acknowledge that the Company has the right from time to time to amend such plans and the coverages provided thereunder generally with respect to participants, including you.

2.             Long-Term Incentives:

In 2005 you were awarded restricted stock units and performance shares.  According to the terms of the Xcel Energy Inc. 2000 Omnibus Incentive Plan and applicable agreements, you will continue to participate in the Plan with respect to these incentives after retirement pursuant to the terms and conditions set forth in the agreements.  In 2006 and 2007 you were awarded restricted stock units and performance shares.  According to the terms of the Xcel Energy Inc. 2005 Omnibus Incentive Plan and applicable agreements, these restricted stock units and performance shares are forfeited at the time your employment terminates.  If the Company recommends to the Governance, Compensation and Nominating Committee of the Company’s Board of Directors to modify the terms of the 2006 and/or 2007 grants to eliminate forfeiture upon retirement, the Company shall recommend that you be treated as if the modification were in effect the day before you retired.

3.             Executive Life Insurance:

Effective January 1, 2007, the Company terminated the executive life insurance program and all policies have been or are in the process of being surrendered.  Pursuant to a communication you received from M. Connelly, dated January 9, 2007, the Company agreed to continue payment of premiums on your policy and keep the policy in force until December 31, 2007 and it hereby further agrees to continue premiums on your policy and keep the policy in force thereafter until December 31, 2011, including paying prior to December 31, 2009 all premiums for the period January 1, 2010 through December 31, 2011.  The foregoing shall be in lieu of any and all rights you may otherwise have with respect to such policy.

4.             Stock Options:

In 1998, 1999 and 2000 you received stock options from the Company or its predecessor, Northern States Power Company.  According to the terms of the governing plan documents and applicable agreements, you may exercise these options after your retirement until the stated expiration dates of the respective options.

5.             Release:

As you are voluntarily taking early retirement from Xcel Energy Inc., you are not eligible for severance pursuant to the terms of the 2003 Xcel Energy Senior Executive Severance and Change-In-Control Policy, which is the sole severance policy in which you are a participant.  Although you are not eligible to receive severance under the Policy, the Company will provide consideration in the amount of $1,070,000 in connection with the termination of your employment, such amount to be paid in a cash lump sum payment on October 15, 2007.  In addition, on October 15, 2007, the Company will pay you a cash amount equal to the sum of (i) the actuarial equivalent present value of credits under the Xcel Energy Inc. Pension Plan and Nonqualified Pension Plan, Deferred Compensation Plan and SERP that would be needed to allow you to reach the “Rule of 90” by continuing your current employment with the Company through and retiring at November 1, 2007, and (ii) the actuarial equivalent present value of the estimated difference in the amount of retiree medical premiums that you will be required to pay from April 1, 2007 through March 31, 2009 and those medical premiums you would have paid as an active employee for such period.  For the purpose of these computations, the actuarial assumptions used for purposes of determining actuarial amounts shall be no less favorable to you than the most favorable of those assumptions in effect on the date hereof.  As a condition of receiving this award and payments, you will execute the mutual release agreement, which is attached to this letter.  Any payment will be subject to the terms of I.R.C. Sec. 409A and applicable regulations.

6.             Section 409A:

You acknowledge that payments for which you are eligible under certain of the plans referenced herein are subject to I.R.C. Section 409A and applicable regulations and that, in light of the fact that final regulations under Section 409A have not been issued, some or all of such plans may not yet have been amended to comply with Section 409A requirements and the Company has not made any representations to you with respect to actions necessary to comply with Section 409A.  As a result, notwithstanding the terms of any such plans to contrary, the parties agree that payment of benefits under such plans shall be made in a manner and at a time that are compliant with Section 409A so that you are not subject to any excise tax under Section 409A.

7.             Resignation from Positions:

Effective as of March 31, 2007, you hereby resign from all your positions with the Company, its subsidiaries and affiliates, including as an employee, officer, director or member of any committee or board thereof which you currently hold or on which you currently serve.  From and after March 31, 2007, you shall no longer be an employee, officer or director of the Company or any of its subsidiaries or affiliates.

These terms and conditions may only be modified in writing and as confirmed by signature of you and the Chief Executive Officer of Xcel Energy Inc.

This letter states all of the terms and conditions regarding termination of your employment from Xcel Energy Inc.   Please indicate your acceptance of these terms and conditions by countersigning this letter below.

This letter agreement may be executed in counterparts and all so executed shall constitute one agreement.

Xcel Energy Inc.

/S/ RICHARD C. KELLY
By:	Richard C. Kelly
Its:	Chairman, President and Chief Executive Officer

I have reviewed the terms and conditions in this letter and confirm that they completely and accurately the terms and conditions regarding termination of my employment from Xcel Energy Inc.  I acknowledge that I have had an opportunity to consult an attorney with respect to this agreement.

/S/ GARY R. JOHNSON
By:	Gary R. Johnson